Exhibit 10.3

EXECUTION VERSION

Second AMENDMENT TO

RESTRICTED STOCK AWARD AGREEMENT

This SECOND AMENDMENT TO RESTRICTED STOCK AWARD AGREEMENT, dated as of June 15, 2018 (this “Amendment”), is hereby entered into by and between PeerStream, Inc. (f/k/a Snap Interactive, Inc.), a Delaware corporation (the “Company”), and Clifford Lerner (the “Employee”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Restricted Stock Award Agreement, by and between the Company and the Employee, dated December 14, 2011, and as amended by that certain First Amendment to Restricted Stock Award Agreement, dated October 7, 2016 (collectively, the “Restricted Stock Agreement”).

WHEREAS, the parties mutually desire and agree to amend the tax withholding provisions of the Restricted Stock Agreement as provided herein; and

WHEREAS, Section 20 of the Restricted Stock Agreement provides that it may only be changed or modified in a writing that is approved by the Employee and the Company’s Board of Directors (the “Board”).

NOW, THEREFORE, pursuant to Section 20 of the Restricted Stock Agreement, in consideration of the mutual promises, conditions, and covenants contained herein and in the Restricted Stock Agreement, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Section 2(b) of the Restricted Stock Agreement is amended by deleting said section in its entirety and adding the following new Section 2(b):

(b) “Consulting Agreement” means that certain Consulting Agreement by and between the Company and Employee, dated as of June 15 2018.

2. Section 3(b) of the Restricted Stock Agreement is amended by deleting said section in its entirety and adding the following new Section 3(b):

(b) Notwithstanding the foregoing and subject to Sections 3(c) and (d) below, if, following the Closing Date, the Employee incurs a Termination of Service by the Company without Cause (as that term is defined in the Consulting Agreement), then all of the Awarded Shares not previously vested shall thereupon immediately become fully vested upon the date of such Termination of Service.

3. Section 3(e) of the Restricted Stock Agreement is amended by deleting said section in its entirety and adding the following new Section 3(e):

Notwithstanding the foregoing and in addition to the Company’s rights set forth in Section 25, the Company shall have the right to require payment from the Employee, within ninety (90) days following the date the Awarded Shares vest, to cover any applicable taxes due upon the vesting of such Awarded Shares (the “Withholding Obligation”), and the Employee’s receipt of Common Stock for such vested Awarded Shares is specifically conditioned upon the Employee’s satisfaction of the Withholding Obligation. Payment of the Withholding Obligation may be made: (i) by the Employee directly to the Company; (ii) from a broker in connection with a sale of either shares to be acquired upon vesting of the Awarded Shares or other Common Stock of the Company owned by the Employee, provided such Common Stock was not acquired from the Company within the prior six (6) months; (iii) if the Board, in its sole discretion, so consents (which approval must include the affirmative vote of Jason Katz, provided he is serving as a member of the Board when such approval is sought), by the Company’s withholding of a number of shares of Common Stock to be acquired upon the vesting of the Awarded Shares, which shares so withheld have a fair market value equal to the Withholding Obligation; (iv) by such other method(s) (if any) as the Board, in its sole discretion, may consent (which approval must include the affirmative vote of Jason Katz, provided he is serving as a member of the Board when such approval is sought); or (v) by any combination of the above; provided, however, that (A) for Awarded Shares that vest in accordance with Section 3(a)(i), if any, the Company shall withhold, in full or partial satisfaction of the Withholding Obligation related to such vested Awarded Shares, the number of shares of Common Stock that would otherwise be acquired upon vesting of such Awarded Shares, having a fair market value equal to the lesser of (1) the Withholding Obligation and (2) an amount equal to the difference between $200,000 and the fair market value of shares of Common Stock withheld, if any, to satisfy the tax withholding obligations under that certain Restricted Stock Award Agreement, by and between the Company and the Employee, dated March 3, 2016 and as amended October 7, 2016 (the “2016 Award Agreement”), not to exceed $200,000, with the remaining amount of the Withholding Obligation related to such vested Awarded Shares, if any, to be satisfied by the Employee in accordance with the terms of this Agreement; (B) for Awarded Shares that vest in accordance with Section 3(a)(ii), if any, the Company shall withhold, in full or partial satisfaction of the Withholding Obligation related to such vested Awarded Shares, the number of shares of Common Stock that would otherwise be acquired upon vesting of such Awarded Shares, having a fair market value equal to the lesser of (1) the Withholding Obligation and (2) $100,000 (which such $100,000 shall be reduced by the fair market value of the shares of Common Stock withheld, if any, to satisfy the tax withholding obligations under the 2016 Award Agreement), with the remaining amount of the Withholding Obligation related to such vested Awarded Shares, if any, to be satisfied by the Employee in accordance with the terms of this Agreement; provided, however, that in any event the total amount of the withholding liability incurred by the Company pursuant to this Section 3(e)(B) and the 2016 Award Agreement shall not exceed $100,000 in the aggregate; or (C) if the Awarded Shares become vested in accordance with Section 3(b) on or prior to the 3rd anniversary of the Closing Date, the Employee shall have the right to select, from among the options discussed above in Section 3(e)(i) through Section 3(e)(v), the manner in which payment of the Withholding Obligation is made, including, without limitation, by the Company withholding shares of Common Stock as described in Section 3(e)(iii), regardless of the Board’s consent or lack thereof. The Employee shall forfeit any Awarded Shares for which he has not satisfied the Withholding Obligation in accordance with the terms of this Agreement.

4. The Restricted Stock Agreement, except as modified by this Amendment, shall remain in full force and effect.

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Signature Page to Follow.]

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IN WITNESS WHEREOF, the Board, to evidence its consent to this Amendment, has caused this Amendment to be executed by a duly authorized officer of the Company, and the Employee, to evidence his consent and approval of all of the terms hereof, has duly executed this Amendment, as of the date first written above.

PeerStream, INC.:

By:	/s/ Alexander H. Harrington
Name:	Alexander Harrington
Title:	Chief Executive Officer

THE EMPLOYEE:

/s/ Cliff Lerner
Signature

Name:	Clifford Lerner
Address:	450 West 42nd, Apt 31 M
New York, NY 10036

Signature Page to

Second Amendment to Restricted Stock Award Agreement

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